

Sam Gilliam (b. 1933)

Reaching (1972)



Sam Gilliam (b. 1933) is considered to be one of the most innovative African-American artists working today.

INVESTMENT THESIS

Price Appreciation of Similar Works

33.9%

Appraised Value

N/A

Initial Offering

$1,637,000

Similar Sales


$1.4m
$1.1m
$0.7m
$0.4m
$0.0
99
02
05
08
11
14
17

Investment Overview

Offering Circular	sec.gov/edgar
Auction History	moderate 25 years
2020 Auction Sales	low $2,826,183
Repeat Sales	view

43% Progress

INVEST NOW

DEAL SHEET

Price appreciation of similar works for each painting is based on public auction sales for the specific artist who created the subject painting that occurred prior to the qualification of the applicable offering by the SEC. Unless otherwise indicated, such data will not be updated for sales occurring after such date. Past performance of similar works is not indicative of future performance and is not intended to be a proxy for historical or projected future performance of the specific painting or the shares.

WHY WE LIKE THIS PAINTING

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- *Reaching* (1972) is an excellent example of innovative American artist Sam Gilliam's signature style of Color Field abstraction, developed in the 1960s.
- In 1972, Sam Gilliam became the first African-American artist to be selected to represent the United States at the Venice Biennale, the "Olympics of the art world." This work was created the same year.
- Other beveled-edge paintings from this period have set records for the artist's market including larger scale, *Lady Day II* (1970), which sold for $2,172,500 on November 15, 2018.
- Although there are no guarantees, similar works have appreciated at 33.9% per year historically from 1999 to 2019, which was the last year a similar work came to auction.
- Gilliam is represented by PACE Galleries – a top 3 gallery globally.

Past performance is no guarantee of future results. Repeat sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.



2020 Auction Sales	2020 Number of Lots Sold
$2,826,183	53

Sam GILLIAM

b. 1933, MISSISSIPPI



THE PAINTING

Reaching, 1972

Acrylic on canvas
72 × 72 in. (182.9 × 182.9 cm.)

Offering Circular: sec.gov/edgar

ANNUAL APPRECIATION OF SIMILAR WORKS[1]

33.9%

INITIAL OFFERING

$1,637,000

Sam Gilliam (b. 1933) is considered to be one of the most innovative African-American artists working today.

The Painting is an excellent example of Sam Gilliam's signature style of Color Field abstraction, which he began to develop in the mid-1960s. The surface of the work provides traces and evidence of the artist's unique process, whereby he folds and twists the canvas to stain the surface with the transfer of dyes and pigments. The Painting has a clear sculptural presence, as the canvas is large in format, at a scale of six feet by six feet, and is presented on a custom-made beveled-edge stretcher that juts out from the wall. The Painting is signed and dated on the front, bottom right corner, which is less common for a work by this artist.

The color and presentation of the Painting are emblematic of the artist's most desirable works from the late 1960s and early 1970s, seminal years for the artist's career. Beveled-edge paintings from this period have set records for the artist's market: as of June 21, 2021, the top ten auction records for the artist at auction are such examples, led by the monumental *Lady Day II* (1971), which sold for $2,172,500 on November 15, 2018 at Christie's in New York, and followed by *Pac* (1970), which sold for $1,405,000 on November 14, 2019 at Christie's in New York. The colors, year, scale, execution and presentation make the Painting a highly desirable example by Sam Gilliam.

After graduating from high school, Gilliam was admitted to the University of Louisville, where he earned a B.A. degree in creative art in 1955. Sam Gilliam finished his MFA. in 1961 and moved to Washington, DC, where he was introduced to leading artists in the Washington Color School movement. In the 1960s, the artist shifted his focus to non-representational abstraction and began to experiment with this medium; he would drape or fold unstretched canvases from the wall or the ceiling, which

The artist's record auction sales are led by the monumental *Lady Day II* (1971), which sold for $2,172,500 on November 15, 2018, followed by *Pac* (1970), which sold for $1,405,000 on November 14, 2019. The colors, year, scale, execution and presentation make the Painting a highly desirable example by Sam Gilliam.

disrupted the convention of two-dimensional painting. Many of the artist's paintings were mounted onto custom stretchers with a beveled-edge, which added a sculptural quality to the work. In 1972, Sam Gilliam was selected to represent the United States at the Venice Biennale, one of the most prestigious international art exhibitions in the world. He was the first African American artist to showcase his work at the event, and was invited to show at the Biennale for a second time in 2017. By 1975, Gilliam had shown his work in some of the greatest American institutions of art, including the Museum of Modern Art in New York and The Phillips Collection in Washington, DC. As of June 21, 2021, the artist continues to live and work in Washington, DC, and is represented by Pace Gallery in New York and David Kordansky Gallery in Los Angeles.

AUCTION RESULTS FOR SIMILAR WORKS[2]


$1.6M
$1.2M
$0.8M
$0.4M
1999
2000
2002
2003
2005
2007
2008
2010
2011
2013
2015
2016
2018
2019





The Painting is an excellent example of Sam Gilliam's signature style of Color Field abstraction, which he began to develop in the mid-1960s. The surface of the work provides traces and evidence of the artist's unique process, whereby he folds and twists the canvas to stain the surface with the transfer of dyes and pigments.



U.S. Secretary of State John Kerry awards Sam Gilliam the Medal of Arts Lifetime Achievement Award at the Art in Embassies Medal of Arts Award Luncheon at the U.S. Department of State in Washington, D.C., on January 21, 2015.

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart capture the historical data for selected auctions sales transactions, which are similar to the Painting. The set of similar sales comprise paintings by Sam Gilliam with the following criteria: acrylic, dye or oil paintings that were created on a beveled-edge support between 1967 and 1973 and measure between 45 inches by 45 inches and 132 inches by 132 inches. The comparative set includes only sales of paintings where the presence of a front or reverse beveled-edge support can be discerned or was implied as most probable. Where the buyer's premium was unavailable due to incomplete data, the prevailing buyer's premium at the time of the sale was applied. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Although the paintings in the comparables set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of comparable transactions have increased at an estimated 33.9% CAGR implied from selected sales occurring from September 18, 1999 to November 15, 2019.

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